                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                            _______________________

                                 SCHEDULE 13D
                                Amendment No. 1
                                (Rule 13d-101)

     INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
  RULES 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)


                       VOICESTREAM WIRELESS CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   928615103
--------------------------------------------------------------------------------
                                (CUSIP Number)

                 Hellman & Friedman Capital Partners II, L.P.
                        One Maritime Plaza, Suite 1200
                        San Francisco, California 94111
                                (415) 788-5111

                                with a copy to:
                            Timothy G. Hoxie, Esq.
                        Heller Ehrman White & McAuliffe
                                333 Bush Street
                        San Francisco, California 94104
                                (415) 772-6000
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 May 19, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.


                        (Continued on following pages)

                             (Page 1 of 10 Pages)

-------------------                                          ------------------
CUSIP No. 928615103              SCHEDULE 13D                Page 2 of 10 Pages
          ---------
-------------------                                          ------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     HELLMAN & FRIEDMAN CAPITAL PARTNERS II, L.P.
     94-3139964

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OR ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER            NONE
 Beneficially Owned By
 Each Reporting Person       --------------------------------------------------
 With                         (8) SHARED VOTING POWER          6,592,285
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER       NONE
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE           6,592,285
                                  POWER
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,592,285
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           6.90%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
           PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 928615103              SCHEDULE 13D                Page 3 of 10 Pages
          ---------
-------------------                                          ------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     H&F ORCHARD PARTNERS, L.P.
     94-3139972

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OR ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER            NONE
 Beneficially Owned By
 Each Reporting Person       --------------------------------------------------
 With                         (8) SHARED VOTING POWER          589,693
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER       NONE
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE           589,693
                                  POWER
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          589,693
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.62%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 928615103              SCHEDULE 13D                Page 4 of 10 Pages
          ---------
-------------------                                          ------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     H&F INTERNATIONAL PARTNERS, L.P.
     94-3148959

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OR ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER            NONE
 Beneficially Owned By
 Each Reporting Person       --------------------------------------------------
 With                         (8) SHARED VOTING POWER          117,019
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER       NONE
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE           117,019
                                  POWER
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          117,019
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.12%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 928615103              SCHEDULE 13D                Page 5 of 10 Pages
          ---------
-------------------                                          ------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     HELLMAN & FRIEDMAN INVESTORS, L.P.
     94-3124217

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OR ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER            NONE
 Beneficially Owned By
 Each Reporting Person       --------------------------------------------------
 With                         (8) SHARED VOTING POWER          7,299,497
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER       NONE
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE           7,299,497
                                  POWER
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,299,497
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.64%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 928615103              SCHEDULE 13D                Page 6 of 10 Pages
          ---------
-------------------                                          ------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     HELLMAN & FRIEDMAN INVESTORS, INC.
     94-3124214

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OR ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER            NONE
 Beneficially Owned By
 Each Reporting Person       --------------------------------------------------
 With                         (8) SHARED VOTING POWER          7,299,497
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER       NONE
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE           7,299,497
                                  POWER
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,299,497
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.64%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
          CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          ------------------
CUSIP No. 928615103              SCHEDULE 13D                Page 7 of 10 Pages
          ---------
-------------------                                          ------------------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     HELLMAN FAMILY REVOCABLE TRUST
     ###-##-####

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/
                                                                   (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
-------------------------------------------------------------------------------
 (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OR ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 Number of Shares             (7) SOLE VOTING POWER            NONE
 Beneficially Owned By
 Each Reporting Person       --------------------------------------------------
 With                         (8) SHARED VOTING POWER          7,299,497
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER       NONE
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE           7,299,497
                                  POWER
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,299,497
-------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                          / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          7.64%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
          OO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 INTRODUCTION

     The Reporting Persons herein named hereby file this Amendment No. 1 to the Statement on Schedule 13D filed by the Reporting Persons on May 13, 1999 (the "Statement") in respect of shares of Common Stock of VoiceStream Wireless Corporation. Defined terms not otherwise defined herein have the meanings ascribed thereto in the Statement.

     Only those Items amended are reported herein.

ITEM 4.  PURPOSE OF TRANSACTION

     Item 4 is amended by adding the following paragraph:

     On May 19, 1999, the Partnerships made a distribution in kind of a total of 5,000,000 of their shares of the Common Stock of the Issuer to their partners.

ITEM 5.  INTEREST IN SECURITIES OF ISSUER

     Item 5 is amended and restated to read as follows:

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2, as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:


                                                                       POWER TO VOTE     POWER TO DISPOSE
                                                                       -------------     ----------------
                                                NO. OF SECURITIES
                 PERSON                         BENEFICIALLY OWNED    SOLE     SHARED    SOLE      SHARED
                 ------                         ------------------    ----     ------    ----      ------
Hellman & Friedman Capital Partners II, L.P.        6,592,285          0     6,592,285    0      6,592,285

H&F Orchard Partners, L.P.                            589,693          0       589,693    0        589,693

H&F International Partners, L.P.                      117,019          0       117,019    0        117,019

Hellman & Friedman Investors, L.P.                  7,299,497*         0     7,299,497*   0      7,299,497*

Hellman & Friedman Investors, Inc.                  7,299,497*         0     7,299,497*   0      7,299,497*

Hellman Family Revocable Trust                      7,299,497*          0    7,299,497*    0     7,299,497*


---------------

(*) Includes options to purchase 500 shares of the Common Stock of the Issuer held by Messrs. Bunce and Cohen, directors of H&F Investors, Inc., which options are exercisable within 60 days.

     The Reporting Persons received 12,298,997 shares of the Common Stock of the Issuer, constituting 12.87% of the class, on May 3, 1999, pursuant to the Spin-Off Agreement. In addition, John L. Bunce, Jr. and Mitchell R. Cohen, officers of Hellman & Friedman Investors, Inc., received options to purchase an aggregate of 500 shares of the Common Stock of the Issuer, which options are exercisable within 60 days. The shares acquired by the Reporting Person pursuant to the Spin-Off Agreement were issued to the Reporting Persons by the Issuer. The transaction was effected in the State of Washington. On
May 19, 1999, the Partnerships made a distribution in kind of a total of 5,000,000 shares of the Common Stock of the Issuer to their limited partners.

          (d)  Not applicable.

          (e)  Not applicable.


                     [THE NEXT PAGE IS THE SIGNATURE PAGE]

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     May 25, 1999
----------------------
         Date                       Hellman & Friedman Capital Partners II, L.P.
                                    H&F Orchard Partners, L.P.
                                    H&F International Partners, L.P.

                                    By:  Hellman & Friedman Investors, L.P.
                                         Its General Partner, By
                                         Hellman & Friedman Investors, Inc.,
                                         Its General Partner


                                         By:  /s/   Georgia Lee
                                             -----------------------------------
                                                    Vice President


                                    Hellman & Friedman Investors, L.P.

                                    By:  Hellman & Friedman Investors, Inc.,
                                         Its General Partner


                                         By:  /s/   Georgia Lee
                                             -----------------------------------
                                                    Vice President


                                    Hellman & Friedman Investors, Inc.


                                         By:  /s/  Georgia Lee
                                             -----------------------------------
                                                   Vice President


                                    Hellman Family Revocable Trust


                                         By:  /s/  F. Warren Hellman
                                             -----------------------------------
                                                        Trustee